For Immediate Release

INVESTOR CONTACT:
Elizabeth Boland:	617-673-8000

MEDIA CONTACT:
Ilene Serpa:	617-673-8000
BRIGHT HORIZONS FAMILY SOLUTIONS REPORTS
FIRST QUARTER FINANCIAL RESULTS
BOSTON, MA — (April 25, 2008) — Bright Horizons Family Solutions, Inc. (Nasdaq: BFAM) today announced financial results for the first quarter ended March 31, 2008.
Revenue for the first quarter of 2008 increased to $199.8 million from $190.1 million for the same quarter last year. During the first quarter, the Company recorded $5.6 million in expenses directly related to the Company’s previously announced merger agreement to be acquired by an affiliate of Bain Capital Partners, LLC (the “acquisition related expenses”). As a result, net income and fully diluted earnings per share for the first quarter of 2008 were $6.6 million and $0.24 respectively, as compared to $11.2 million and $0.42 respectively in the first quarter of 2007. Excluding the costs associated with the pending acquisition, first quarter net income was $12.1 million resulting in earnings per diluted share of $0.45.
Bright Horizons added 15 new centers in the first quarter of 2008, including the nine Lipton Corporate Child Care Centers acquired in January and new centers for Alexian Brothers Medical Center and American Express. The company also opened two new consortium centers in London during the quarter and, as of March 31, 2008, operated 654 early education and family centers with the capacity to serve 72,000 children and families.
During the quarter Bright Horizons was pleased to be named as one of FORTUNE magazine’s “100 Best Companies to Work For” for the ninth time, and is one of the Financial Times’ “50 Best Workplaces” in the UK and one of the “50 Best Companies to Work For” in Ireland. The company was also recently recognized as one of “The 2008 DiversityInc Top 50 Companies for Diversity.”
Due to the pending special meeting of stockholders scheduled for May 7, 2008 regarding the previously announced agreement and plan of merger providing for the acquisition of Bright Horizons by an affiliate of Bain Capital Partners, LLC, the Company will not host a conference call or webcast regarding its first quarter 2008 results.
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Bright Horizons Family Solutions is the world’s leading provider of employer-sponsored child care, early education and work/life consulting services, managing more than 600 early care and family centers in the United States, the United Kingdom, Ireland and Canada. Bright Horizons serves more than 700 clients, including more than 95 FORTUNE 500 companies and 75 of the “100 Best Companies” as recognized by Working Mother magazine. Bright Horizons is one of FORTUNE magazine’s “100 Best Companies to Work For.”
This press release contains forward-looking statements which involve a number of risks and uncertainties. Bright Horizons Family Solutions’ actual results may vary significantly from the results anticipated in these forward-looking statements as a result of certain factors. These include the ability of the Company to 1) close on its previously announced merger agreement to be acquired by an affiliate of Bain Capital Partners, LLC., 2) execute contracts relating to new commitments, 3) enroll families in new as well as existing centers, and 4) open new centers and integrate acquisitions, as well as other factors that are discussed in detail in the Company’s filings with the Securities and Exchange Commission.

Bright Horizons Family Solutions
Selected Financial Information
(Unaudited)
(in thousands except per share data)

	Three months ended
	3/31/2008		3/31/2007
Revenue	$199,827	100.0%	$190,077	100.0%

Cost of services	158,118	79.1%	151,651	79.8%

Gross profit	41,709	20.9%	38,426	20.2%

Selling, general and administrative expenses	19,683	9.9%	17,703	9.3%
Acquisition-related expenses	5,567	2.8%	—	0.0%
Amortization	1,145	0.6%	1,180	0.6%

Income from operations	15,314	7.6%	19,543	10.3%

Net interest expense	(32)	0.0%	(271)	-0.2%

Income before income taxes	15,282	7.6%	19,272	10.1%

Income tax provision	(8,715)	-4.4%	(8,056)	-4.2%

Net income	$6,567	3.2%	$11,216	5.9%

Per share data:

Net income per share — basic	$0.25		$0.43

Weighted average number of common shares outstanding	26,142		26,018

Net income per share — diluted	$0.24		$0.42

Weighted average number of common and common equivalent shares	27,008		26,961

Bright Horizons Family Solutions
First Quarter 2008 Supplemental Information
(Unaudited)
(in thousands except per share data)
Adjustment for Acquisition Related Expenses

The Company recognized certain administrative expenses in the first quarter of 2008, consisting primarily of fees earned by financial advisors and attorneys, directly associated with our previously announced agreement to be acquired by an affiliate of Bain Capital Partners, LLC. The Company believes that it is in the best interest of investors to present the following financial information on a proforma basis excluding the impact of these acquisition-related expenses in order to aid in the evaluation of the Company’s results on a basis comparable to previously reported periods.

	Three months ended 03/31/2008
		Adjustments
	Results	for Acquisition
	As	Related	Proforma
	Reported	Expenses	Results
Income from operations	$15,314	$5,567	$20,881
Net interest expense	(32)	—	(32)

Income before income taxes	15,282	5,567	20,849
Income tax provision	$(8,715)	$—	$(8,715)

Net income	$6,567	$5,567	$12,134

Net income per share — diluted	$0.24	$0.21	$0.45
Weighted average common shares — diluted	27,008	27,008	27,008
EBITDA (adjusted for acquisition-related expenses)

EBITDA is used as a financial performance indicator within the child care industry and is presented for informational purposes only. EBITDA is not a financial measure under generally accepted accounting principles and may be subject to varying methods of calculation and may not be comparable to other similarly titled measures by other companies.

	Three months ended
	3/31/2008	3/31/2007
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$27,112	$25,105

Reconciliation of net income to EBITDA:
Net income, as reported	$6,567	$11,216
Add back income tax provision	8,715	8,056
Adjustment for acquisition related expenses	5,567	—
Add net interest expense	32	271

Income from operations	$20,881	$19,543
Add back depreciation	5,086	4,382
Add back amortization	1,145	1,180

EBITDA (adjusted for acquisition-related expenses)	$27,112	$25,105